Exhibit 99.1

FOR RELEASE, Wednesday, October 25, 2006	For more information contact:
3:30 a.m. Pacific Daylight Time	Kelly Masuda, (310) 893-7434 or
kmasuda@kbhome.com
KB HOME COMMENCES CONSENT SOLICITATION FROM HOLDERS OF ITS SENIOR NOTES
LOS ANGELES — October 25, 2006 — KB Home (NYSE: KBH) (the “Company”) today announced that it is soliciting consents (the “Consent Solicitation”) from the holders of its $1.65 billion of outstanding Senior Notes (the “Senior Notes”) to approve a proposed amendment to the indenture governing the Senior Notes (the “Indenture”) to allow the Company to file its Quarterly Report on Form 10-Q for its fiscal quarter ended August 31, 2006 a maximum of 60 days after the current deadline, as further described below.
     Holders of the Senior Notes are referred to the Company’s Consent Solicitation Statement dated October 25, 2006 and the related Letter of Consent, which are being mailed to holders, for the detailed terms and conditions of the Consent Solicitation.
     The Company is offering a consent fee of $7.50 in cash for each $1,000 principal amount of Senior Notes, subject to the terms of the Consent Solicitation.
     The record date for determining the holders who are entitled to consent is 5:00 p.m., New York City time, on October 24, 2006. The Consent Solicitation will expire at 5:00 p.m., New York City time, on November 7, 2006, unless extended (the “Expiration Date”).
     As previously described in the Company’s Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on October 10, 2006 (the “12b-25 Filing”), the Company has not yet filed with the SEC its Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2006 in order to allow additional time to complete an internal review of its historical stock option grants and related accounting. Although there can be no assurance that the Company will meet this schedule, the Company intends to file the Third Quarter 10-Q and to provide copies of that report (including its third quarter financial statements) to the trustee under the Indenture on or before December 24, 2006, which would be in time to cure any default that might be declared under the Indenture as a result of the delayed filing of the Third Quarter 10-Q.
     Specifically, the Consent Solicitation proposes to amend the Indenture to suspend until February 23, 2007, the occurrence of events of defaults under Sections 501(4) and 501(5) of the Indenture caused by matters described in Part III of the 12b-25 Filing, matters reasonably related thereto, and matters incidental thereto that are not material to the Company, and to obtain the waiver of all defaults caused by such matters prior to the effective date of the proposed amendment. The proposed amendment and waiver will become effective promptly following execution of a supplemental indenture to the Indenture, receipt of the requisite consents and payment of the consent fee.

     The Company has retained Global Bondholder Services Corporation to serve as its information agent and tabulation agent for the Consent Solicitation. Requests for documents should be directed to Global Bondholder Services at (866) 470-3800 or (212) 430-3774. The Company has also retained Banc of America Securities LLC and Citigroup Corporate and Investment Banking as joint solicitation agents for the Consent Solicitation. Questions concerning the terms of the Consent Solicitation should be directed to Banc of America Securities LLC at (888) 292-0070 (US toll-free) or (704) 388-4813 (collect) or Citigroup Corporate and Investment Banking at (800) 558-3745 (US toll-free).
     This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The Consent Solicitation is being made solely pursuant to the Company’s Consent Solicitation Statement dated October 25, 2006 and the related Letter of Consent.
About KB Home
     Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in the following regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois, Indiana, Louisiana and Texas; and Southeast—Florida, Georgia, Maryland, North Carolina, South Carolina and Virginia. Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary, is one of the leading homebuilders in France. In fiscal 2005, the Company delivered homes to 37,140 families in the United States and France. KB Home also offers complete mortgage services through Countrywide KB Home Loans, a joint venture with Countrywide Financial Corporation. Founded in 1957, and ranked the #1 homebuilder in Fortune Magazine’s 2006 list of America’s Most Admired Companies, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES (888-KB-CASAS) or visit http://www.kbhome.com (http://www.kbcasa.com).
Safe Harbor Statement
     Certain matters discussed in this press release, including any statements concerning our future financial performance, business and prospects, and our future actions and their expected results, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors that could cause actual results to be materially different, including, but not limited to, changes in general economic conditions, material prices and availability, labor costs and availability, interest rates and our debt levels, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect our operations in France), environmental factors (including weather) and significant natural disasters, government regulations affecting our operations, the availability and cost of land in desirable areas, violations of our policies, legal or regulatory proceedings or claims, conditions in the capital, credit and homebuilding markets and other events outside of our control. See our Quarterly Report on Form 10-Q for the quarter ended May 31, 2006, Annual Report on Form 10-K and Annual Report to Shareholders for the year ended November 30, 2005 and our other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business. We do not have a specific policy or intent of updating or revising forward-looking statements.